EXHIBIT 14

WORLDWIDE CODE OF CONDUCT

Dear Fellow Associates:

PepsiCo has consistently led the industry with outstanding financial performance – and we can rightfully take pride in our accomplishments. Like all winning teams, we are constantly asking ourselves, “How do the best get even better?” The answer is to deliver Performance with Purpose: our vision to take PepsiCo’s foundation of strength and build on it to create a company that both generates healthy financial returns and improves the lives of our consumers, our employees and our communities.

To do better by doing better, we must start with our Values and our Code of Conduct. This means delivering superior financial performance the right way, achieving results with integrity, building trust with one another and all of our stakeholders – with our Values and our Code at the center of everything we do. Our commitment to applying our Values and the Code of Conduct to all aspects of our business is critical to delivering world-class performance … and doing so with a larger purpose that makes a difference to the world we share.

My intent is that this Code of Conduct will help guide each of us as we work toward living our Values and making Performance with Purpose a reality. These indispensable tools serve as our unshakeable foundation.

Thank you for your support and your personal engagement in ensuring that PepsiCo remains a high-integrity company that delivers consistently strong performance the right way.

Indra Nooyi
Chairman and Chief Executive Officer

INTRODUCTION

PepsiCo’s mission is to be the world’s premier consumer products company focused on convenient foods and beverages. We seek to produce healthy financial rewards to investors as we provide opportunities for growth and enrichment to our employees, our business partners and the communities in which we operate. In everything we do, we strive to act with honesty, fairness and integrity and to obey the laws and regulations of the countries where we do business.

This Code of Conduct applies to PepsiCo, its subsidiaries throughout the world, joint ventures over which PepsiCo has management control and to every employee, officer and director of these companies.

RESPECT FOR OUR EMPLOYEES

We believe our most important strength is our employees. We seek to provide a work environment where all employees have the opportunity to reach their full potential and contribute to PepsiCo’s success. We emphasize personal integrity and believe long-term results are the best measure of an employee’s performance.

PepsiCo respects the human rights and the dignity of all employees. We endeavor to treat our employees fairly and honestly. We strive to maintain a safe, secure and healthy workplace and it is against our policy to use forced or child labor. We also strive to follow all applicable employment laws and regulations.

We are committed to equal opportunity in all aspects of employment for employees and applicants. This means providing a workplace free from any form of discrimination or harassment, including sexual harassment. We seek to create a work environment where people feel comfortable and respected, regardless of individual differences, talents or personal characteristics. Our objective is for the diversity of our employees to reflect the diversity of the population wherever we operate and for the performance of all employees to be judged fairly and based on their contribution to our results.

PepsiCo encourages an inclusive culture, which enables all employees to do their best. This means we:

•	Welcome and embrace the strengths of our differences,

•	Treat each other with respect and fairness, and

•	Foster an atmosphere of trust, open communications and candor.

We recognize the needs of individuals to achieve professional and personal balance in their lives. We also respect employee privacy and will acquire and retain only that employee personal information that is required for operation of the Company’s business or required by law.

CONSUMERS, CUSTOMERS, SUPPLIERS AND COMPETITORS

We are committed to the continuation of free enterprise and the legal and regulatory frameworks that support it. Therefore, we recognize the importance of laws that prohibit restraints of trade, predatory economic activities and unfair, deceptive or unethical business practices.

In all of our business dealings with consumers, customers, suppliers and competitors, we will:

•	Avoid any unfair or deceptive practice and always present our services and products in an honest and forthright manner.

•	Treat all customers and suppliers honestly, fairly and objectively.

•	Select suppliers based on merit, and make clear to all suppliers that we expect them to compete fairly and vigorously for our business.

•	Compete vigorously and with integrity.

•	Never comment on a competitor’s product without a good basis for such statements.

•

Comply with all competition laws, including those prohibiting agreements or understandings with competitors to fix prices or other sales terms, coordinate bids or divide sales territories, customers or product lines. These types of agreements with competitors are generally illegal in the United States and many other markets where we conduct business.

GLOBAL RELATIONS

PepsiCo firmly believes that international commerce strengthens stability and peace by fostering economic growth, opportunity and mutual understanding. As a global enterprise, we recognize our responsibility to act in concert with the legitimate interests of the countries in which we do business. We will obey all applicable laws and regulations of our host countries. Our objective is to be a good corporate citizen wherever we operate.

BUSINESS GIFTS AND ENTERTAINMENT

Our business decisions are made on merit. Therefore, we will never give or offer, directly or indirectly, anything of value to a third party, including a government official, political party or candidate, to corruptly influence that person’s business decision or gain an unfair advantage. We will observe PepsiCo’s International Anti-Bribery Policy at all times.

Giving gifts or entertainment to governmental officials is highly regulated and often prohibited. Such gifts and entertainment should not be provided unless you have received Law Department approval.

Gifts or entertainment given to or received from customers or suppliers must never influence, or appear to influence, business decisions. There must be a legitimate business purpose for any business gift or entertainment, it must be in good taste and it must be consistent with the law, with the giver’s and receiver’s policies, PepsiCo’s policies and your function/division policies (including the Travel and Entertainment Policy). If business gifts are permitted under your function/division policies, they must be nominal in value and frequency. Customer and supplier meals and entertainment must be reasonable in cost and frequency and consistent with guidelines established by PepsiCo or your function/division.

HEALTH AND SAFETY

PepsiCo is committed to providing safe and healthy work environments at its facilities for all its employees, visitors, contractors and vendors. It is our policy to provide employees with a drug-free workplace. In order to create an environment free from threats, violence and intimidation, we are committed to a policy of zero tolerance for violence.

We are dedicated to designing, constructing, maintaining and operating facilities that protect our people and physical resources. It is our policy to comply with all applicable health and safety laws and regulations, provide and require the use of adequate protective equipment and measures, and insist that all work be done in a safe and responsible manner. It is the responsibility of each employee to follow all Company policies and procedures related to workplace health and safety.

ENVIRONMENT

PepsiCo is committed to being an environmentally responsible corporate citizen. We are committed to minimizing the impact of our businesses on the environment with methods that are socially responsible, scientifically based and economically sound. We encourage conservation, recycling and energy use programs that promote clean air and water, reduce landfill wastes and replenish the planet’s natural resources. We will follow applicable environmental laws and regulations in the countries where we operate.

POLITICAL AND COMMUNITY ACTIVITIES AND CONTRIBUTIONS

PepsiCo believes in contributing to society and encourages employees to participate in community activities.

We will continue to communicate information and opinions on issues of public concern that may affect PepsiCo. Decisions by our employees whether or not to contribute time, money or resources of their own to any political or community activity are entirely personal and voluntary.

We will obey all laws in promoting the Company’s position to government authorities and in making political contributions. Contributions by the Company to political candidates may be prohibited or regulated. Any such contribution requires the approval of PepsiCo’s Vice President of Public Policy and Government Affairs.

CONFLICTS OF INTEREST

PepsiCo’s conflicts of interest policy is straight-forward: Don’t compete with PepsiCo businesses, and never let your business dealings on behalf of any of our businesses be influenced, or appear to be influenced, by personal or family interests.

All actual or apparent conflicts of interest between personal and professional relationships must be handled honestly and ethically. You must disclose any potential conflict of interest to your supervisor as soon as you become aware of it.

Examples of conflicts that must be disclosed and resolved include:

•	Receiving any financial or personal benefit either yourself or through a family member from a company that does or seeks to do business with PepsiCo.

•	Having more than a nominal equity interest in a competitor or in a company that does or seeks to do business with PepsiCo (for example, ownership of more than 1% of a supplier’s stock).

•	Serving on the board of directors or providing consulting services to a company that does or seeks to do business with PepsiCo.

•	Owning property (such as real estate or patent rights) that PepsiCo may be interested in acquiring or leasing.

•	Having outside business interests that could affect your job performance because of the amount of time and attention diverted from your responsibilities to PepsiCo.

CONFIDENTIAL INFORMATION AND INSIDER TRADING

While engaged in PepsiCo business, you may receive or learn of confidential, competitively sensitive or proprietary information that has not been disclosed to the public. Confidential or proprietary information includes all nonpublic information that, if disclosed, might be of use to competitors or might be harmful to PepsiCo, our suppliers or our customers.

You always have a duty to protect the confidential information of PepsiCo and our business partners. You may not disclose confidential information to anyone outside PepsiCo, even to members of your own family, unless there is a clear business need to do so, the party receiving the information has signed a confidentiality agreement committing to maintain the information’s confidentiality and you believe that the disclosure will not harm or embarrass PepsiCo or its business partners.

PepsiCo obeys all laws with respect to the disclosure of material, non-public information. Information is considered material if a reasonable investor would consider it important to his or her decision to buy or sell PepsiCo stock. Examples of material information include: a significant upward or downward revision of earnings forecasts; a significant division restructuring; a major management change; a significant acquisition or divestiture; a significant upcoming product launch or product innovation. Employees should not trade in PepsiCo securities or the securities of another company involved with PepsiCo while they have material, non-public information about PepsiCo or that company. In addition, employees should not disclose material, non-public information about PepsiCo or another company to anyone outside the Company, including family members.

ACCOUNTS AND RECORD-KEEPING

We will continue to observe the most stringent standards in the keeping of our financial records and accounts. Our books and records must reflect all components of transactions, as well as our own standard of insisting upon an honest and forthright presentation of the facts.

We will ensure that the disclosures we make in reports and documents that we submit to the Securities and Exchange Commission and in other public communications are full, fair, accurate, timely and understandable.

It is the responsibility of each employee to uphold these standards. Appropriate records must be kept of all transactions and retained in accordance with PepsiCo’s Records Management Policy and Records Retention Schedule. Employees are expected to cooperate fully with our internal and external auditors. Information must not be falsified or concealed under any circumstance, and an employee whose activities cause false financial reporting will be subject to disciplinary action, including termination.

PROTECTION AND PROPER USE OF COMPANY ASSETS

PepsiCo’s technological resources, including computers, voicemail, e-mail and Internet access, are to be used for proper purposes in a manner consistent with the Code and all other Company policies, including those related to discrimination, harassment and intellectual property. As with all PepsiCo assets, these resources are to be used for business purposes.

It is generally not PepsiCo’s intent to monitor Internet access or messages on the voicemail and e-mail systems. However, the Company reserves the right to do so in appropriate circumstances, consistent with applicable laws and regulations.

If you have access to PepsiCo information systems, you are responsible for taking the precautions necessary to prohibit unauthorized access to the system. You should safeguard your passwords or other means of entry.

Employees must not reproduce software assets licensed to PepsiCo, use illegally obtained software or distribute the original software media or unauthorized copies of software which the Company does not own or license.

REPORTING POTENTIAL VIOLATIONS OF THE CODE OF CONDUCT

PepsiCo expects its employees, contractors, agents, customers and suppliers to promptly report any conduct or situation that she/he believes conflicts with this Code or violates a local, state or federal law to their immediate supervisor, Human Resources or through the PepsiCo Speak Up line at:

1-866-729-4888 (from the U.S., Canada, Puerto Rico and U.S. Virgin Islands)

For a list of phone numbers for all other countries, go to:

http://www.pepsico.com/PEP_Citizenship/CodeofConduct/SpeakUp/index.cfm

Reports can be made anonymously, and the Speak Up line is available toll-free 24 hours a day. PepsiCo is committed to reviewing any report made in good faith in a prompt manner and taking remedial action when appropriate. Every affected employee is required to fully cooperate with any inquiry that results from any reported conduct or situation.

PepsiCo is also committed to protecting the rights of those individuals who report these issues to PepsiCo. Any PepsiCo employee who is found to have engaged in retaliation against any employee who has exercised his/her rights under this Code or under applicable laws will be subject to appropriate remedial action. In addition, those individuals who violate applicable law may also be subject to civil and criminal penalties.

RESPONSIBILITY FOR COMPLIANCE

All employees are expected to display responsible and ethical behavior, to follow consistently both the meaning and intent of this Code and to act with integrity on a daily basis. Managers and leaders are expected to ensure that our business processes and practices reinforce the Code, to serve as positive role models by establishing and adhering to high ethical standards, and to create an ethical culture by encouraging and rewarding actions that are consistent with the Code.

This Code cannot provide definitive answers to all questions. For that, we must rely on each person’s judgment and integrity. You are encouraged to seek guidance when a situation may not be clear. Your supervisor, Human Resources manager or the PepsiCo Law Department will respond to questions and issues of interpretation about this Code.

Waivers of this Code will be reviewed by the General Auditor and General Counsel, and in certain circumstances by the Board of Directors, and if required, will be appropriately disclosed.

Last revised: November 2008